Exhibit 99.1

 News Release

Cenveo Announces Full Year 2008 Results

Strong operational performance highlighted by record financial results across a number of metrics
2008 Cash flow from continuing operations of $209.8 million, up 143.4% from prior year

STAMFORD, CT – (March 16, 2009) – Cenveo, Inc. (NYSE: CVO) today announced results for the three months and full year ended January 3, 2009.

For the fourth quarter ended January 3, 2009, net sales were $517.2 million compared to $584.4 million for the same period in the previous year. For the quarter ended January 3, 2009, the Company recorded a net loss of $309.6 million, or ($5.71) per share, compared to net income of $18.8 million, or $0.34 per diluted share, in the quarter ended December 29, 2007. The fourth quarter 2008 results include non-cash goodwill impairment charges of $372.8 million resulting from reductions in the fair value of reporting units in connection with the Company’s annual impairment test. On a non-GAAP basis, income from continuing operation was $26.0 million, or $0.48 per diluted share. Non-GAAP income from continuing operations excludes restructuring, impairment and other charges, integration, acquisition and other charges, stock-based compensation provision, (gain) loss on early extinguishment of debt, (gain) loss on sale of non-strategic business and income tax expense (benefit). A reconciliation of income from continuing operations to non-GAAP income from continuing operations for these adjustments is presented in the attached tables. Adjusted EBITDA in the fourth quarter of 2008 was $75.1 million. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding integration, acquisition and other charges, stock-based compensation provision, restructuring, impairment and other charges, (gain) loss on early extinguishment of debt, (gain) loss on sale of non-strategic business and income (loss) from discontinued operations, net of taxes.  An explanation of the Company’s use of Adjusted EBITDA is detailed below and a reconciliation of net income to Adjusted EBITDA is provided in the attached tables.

For the year ended January 3, 2009, net sales increased 2.5% to $2.1 billion compared to $2.0 billion in the previous year. For the year ended January 3, 2009, the Company recorded a net loss of $298.0 million, or ($5.53) per diluted share, compared to net income of $40.8 million, or $0.75 per diluted share, in the year ended December 29, 2007. The 2008 results include non-cash goodwill impairment charges of $372.8 million. On a non-GAAP basis, income from continuing operations was $88.1 million, or $1.63 per diluted share, for the year ended January 3, 2009. Adjusted EBITDA for the full year of 2008 was $280.3 million.

In 2008 the Company generated cash flows from continuing operations of $209.8 million compared to $86.2 million in 2007, representing a 143.4% increase. During the fourth quarter of 2008, the Company repurchased an aggregate $48.5 million principal amount of its outstanding 7 7/8% Senior Subordinated Notes due 2013 and its 8 3/8% Senior Subordinated Notes due 2014 (collectively the “Notes”). In connection with these repurchases of the Notes, the Company recognized a gain of approximately $18.5 million in the fourth quarter of 2008, representing the difference between the net carrying amount and the total repurchase price of the Notes.

Financial highlights:
•	For the full year cash flow from continuing operations was $209.8 million, up $123.6 million from the full year of 2007
•	Non-GAAP operating income margin was 9.8% for the full year
•	Total debt decreased $138.3 million for 2008 and $69.6 million in the quarter to $1.3 billion
•	At the end of the quarter, approximately 90% of the Company’s debt was subject to fixed interest rates resulting in a quarterly weighted interest rate of 7.3%

Robert G. Burton, Chairman and Chief Executive Officer stated:
“Despite the most challenging economic and market conditions that I have encountered in my entire business career, Cenveo was able to deliver strong operational performance highlighted by record financial results across a number of key metrics.  By matching our costs with our revenue stream, and focusing on our customers’ needs, we were able to grow our revenues 2.5%, deliver non-GAAP operating margin of 9.8%, and increased our Adjusted EBITDA to $280.3 million. We continue to generate strong cash flow from operations. For the full year of 2008, we generated $209.8 million of cash flows from continuing operations, up 143.4% from the same period last year.  In 2008, we were able to pay down almost $140 million in debt, while at the same time growing the Company through small strategic acquisitions and prudent investments of capital. These strong operating results and market share gains have shown that our operational game plan is working and demonstrates that our business can outperform the competition even in the most difficult of times.”

Capital Structure:
“We are in compliance with all of our debt covenants, as we ended 2008, with a reasonable level of debt-covenant cushion. Our management team is implementing a game plan to allow the Company to remain in compliance with our covenants going forward. However after much deliberation, and given the unprecedented uncertainty in the financial markets coupled with limited sales visibility, we have decided that exploring an amendment to our credit agreement is a prudent course of action. We are currently in discussions with our lead bank about modifying the terms of our credit facility to give the Company flexibility during this period of unprecedented economic uncertainty and volatility.”

Mr. Burton concluded:
“One of my primary responsibilities is to build an exceptional company — well-managed, well-equipped to thrive in any environment, regardless of economic or industry conditions. I believe we are well on our way to achieving that goal. With that being said and given the economic realities of today, we will use financial discipline to focus on rightsizing our cost and manufacturing platform. We continue to strive to be a low-cost provider of products and services, while at the same time delivering for our customers. We will also continue to invest in our diverse and specialized product offerings which focus on the custom and short-run end markets. Our goal for these markets remains the same: we want to be in the strongest competitive position in each of our niche markets and to grow and expand our diversified customer base. These factors combined with our seasoned management team that understands today’s industry dynamics will allow us to better weather this storm than the competition. In 2009, we are capitalizing on these strengths and look to grow in our markets when our competition is unable to do so. ”

Conference Call:
Cenveo will host a conference call tomorrow, Tuesday, March 17, 2009, at 10:00 a.m. Eastern Time.  The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

Cenveo, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share data) (Unaudited)
	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007
Net sales	$517,160	$584,441	$2,098,694	$2,046,716
Cost of sales	410,573	457,844	1,671,185	1,628,706
Selling, general and administrative	58,160	61,788	242,981	229,961
Amortization of intangible assets	2,261	3,168	9,008	10,413
Restructuring, impairment and other charges	377,019	7,992	399,066	40,086
Operating income (loss)	(330,853)	53,649	(223,546)	137,550
Gain on sale of non-strategic business	—	—	—	(189)
Interest expense, net	27,373	28,376	107,321	91,467
(Gain) loss on early extinguishment of debt	(18,513)	—	(14,642)	9,256
Other (income) expense, net	(1,066)	1,066	(637)	3,131
Income (loss) from continuing operations before income taxes	(338,647)	24,207	(315,588)	33,885
Income tax expense (benefit)	(28,961)	7,083	(18,612)	9,900
Income (loss) from continuing operations	(309,686)	17,124	(296,976)	23,985
Income (loss) from discontinued operations, net of taxes	63	1,655	(1,051)	16,796
Net income (loss)	$(309,623)	$18,779	$(298,027)	$40,781
Income (loss) per share - basic:
Continuing operations	$(5.71)	$0.32	$(5.51)	$0.45
Discontinued operations	—	0.03	(0.02)	0.31
Net income (loss)	$(5.71)	$0.35	$(5.53)	$0.76
Income (loss) per share—diluted:
Continuing operations	$(5.71)	$0.31	$(5.51)	$0.44
Discontinued operations	—	0.03	(0.02)	0.31
Net income (loss)	$(5.71)	$0.34	$(5.53)	$0.75
Weighted average shares:
Basic	54,204	53,700	53,904	53,584
Diluted	54,204	54,749	53,904	54,645

Cenveo, Inc. and Subsidiaries
Reconciliation of Income (Loss) from Continuing Operations to Non-GAAP Income from Continuing Operations and
Related Per Share Data
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007

Income (loss) from continuing operations	$(309,686)	$17,124	$(296,976)	$23,985
Integration, acquisition and other charges	4,159	7,346	11,989	14,120
Stock-based compensation provision	5,200	3,114	18,140	10,280
Restructuring, impairment and other charges	377,019	7,992	399,066	40,086
Gain on sale of non-strategic business	—	—	—	(189)
(Gain) loss on early extinguishment of debt	(18,513)	—	(14,642)	9,256
Income tax (expense) benefit	(32,175)	2,281	(29,498)	(2,028)
Non-GAAP income from continuing operations	$26,004	$37,857	$88,079	$95,510

Income (loss) per share – diluted:
Continuing operations	$(5.70)	$0.31	$(5.49)	$0.44
Integration, acquisition and other charges	0.08	0.13	0.22	0.26
Stock-based compensation provision	0.10	0.06	0.34	0.19
Restructuring, impairment and other charges	6.93	0.15	7.38	0.73
Gain on sale of non-strategic business	—	—	—	—
(Gain) loss on early extinguishment of debt	(0.34)	—	(0.27)	0.17
Income tax (expense) benefit	(0.59)	0.04	(0.55)	(0.04)
Non-GAAP income from continuing operations	$0.48	$0.69	$1.63	$1.75

Weighted average shares—diluted	54,378	54,749	54,064	54,645

Cenveo, Inc. and Subsidiaries Reconciliation of Operating Income (Loss) to Non-GAAP Operating Income (in thousands) (Unaudited)
	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007

Operating income (loss)	$(330,853)	$53,649	$(223,546)	$137,550
Integration, acquisition and other charges	4,159	7,346	11,989	14,120
Stock-based compensation provision	5,200	3,114	18,140	10,280
Restructuring, impairment and other charges	377,019	7,992	399,066	40,086
Non-GAAP operating income	$55,525	$72,101	$205,649	$202,036

Cenveo, Inc. and Subsidiaries Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands)
	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007

Net Income (loss)	$(309,623)	$18,779	$(298,027)	$40,781
Interest expense	27,373	28,376	107,321	91,467
Income taxes (benefit) expense	(28,961)	7,083	(18,612)	9,900
Depreciation	16,233	15,913	65,001	55,095
Amortization of intangible assets	2,261	3,168	9,008	10,413
Integration, acquisition and other charges	4,159	7,346	11,989	14,120
Stock-based compensation provision	5,200	3,114	18,140	10,280
Restructuring, impairment and other charges	377,019	7,992	399,066	40,086
Gain on sale of non-strategic businesses	—	—	—	(189)
(Gain) loss on early extinguishment of debt	(18,513)	—	(14,642)	9,256
(Income) loss from discontinued operations, net of taxes	(63)	(1,655)	1,051	(16,796)

Adjusted EBITDA, as defined	$75,085	$90,116	$280,295	$264,413

Cenveo, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands) (Unaudited)
	January 3, 2009	December 29, 2007
Assets
Current assets:
Cash and cash equivalents	$10,444	$15,882
Accounts receivable, net	270,145	344,634
Inventories	159,569	162,908
Prepaid and other current assets	74,890	73,358
Total current assets	515,048	596,782
Property, plant and equipment, net	420,457	428,341
Goodwill	311,183	669,802
Other intangible assets, net	276,944	270,622
Other assets, net	28,482	37,175
Total assets	$1,552,114	$2,002,722
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$24,314	$18,752
Accounts payable	174,435	165,458
Accrued compensation and related liabilities	37,319	47,153
Other current liabilities	88,870	79,554
Total current liabilities	324,938	310,917
Long-term debt	1,282,041	1,425,885
Deferred income taxes	26,772	55,181
Other liabilities	139,318	111,413
Shareholders’ equity (deficit):
Preferred stock	—	—
Common stock	542	537
Paid-in capital	271,821	254,241
Retained deficit	(446,966)	(148,939)
Accumulated other comprehensive loss	(46,352)	(6,513)
Total shareholders’ equity (deficit)	(220,955)	99,326
Total liabilities and shareholders’ equity (deficit)	$1,552,114	$2,002,722

Cenveo, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (in thousands) (Unaudited)
	Year Ended
	January 3,	December 29,
	2009	2007
Cash flows from operating activities:
Net income (loss)	$(298,027)	$40,781
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of discontinued operations, net of taxes	—	(17,007)
Loss from discontinued operations, net of taxes	1,051	211
Depreciation	65,001	55,095
Amortization of other intangible assets	9,008	10,413
Non-cash interest expense, net	1,773	1,410
Deferred income taxes	(24,287)	8,763
Non-cash restructuring, impairment and other charges, net	378,688	19,729
(Gain) loss on early extinguishment of debt	(14,642)	9,256
Provisions for bad debts	4,660	5,363
Provisions for inventory obsolescence	902	2,851
Stock–based compensation provision	18,140	10,280
(Gain) loss on disposal of assets	(4,364)	(369)
(Gain) loss on sale of non-strategic businesses	—	(189)
Other non-cash charges, net	3,350	—
Changes in operating assets and liabilities, excluding the effects of acquired businesses:
Accounts receivable	70,376	(6,086)
Inventories	5,198	1,193
Accounts payable and accrued compensation and related liabilities	(2,928)	(9,101)
Other working capital changes	1,454	(36,580)
Other, net	(5,505)	(9,805)
Net cash provided by continuing operating activities	209,848	86,208
Net cash provided by discontinued operating activities	—	2,198
Net cash provided by operating activities	209,848	88,406
Cash flows from investing activities:
Cost of business acquisitions, net of cash acquired	(47,412)	(627,304)
Capital expenditures	(49,243)	(31,538)
Acquisition payments	(3,653)	(3,653)
Proceeds from sale of property, plant and equipment	18,258	8,949
Proceeds from divestitures, net	—	431
Net cash used in investing activities of continuing operations	(82,050)	(653,115)
Proceeds from the sale of discontinued operations	—	73,628
Net cash provided by investing activities of discontinued operations	—	73,628
Net cash (used in) provided by investing activities	(82,050)	(579,487)
Cash flows from financing activities:
Repayments of senior unsecured loan	(175,000)	—
(Repayment) borrowings under revolving credit facility, net	(83,200)	75,700
Repayment of 8⅜% senior subordinated notes	(19,567)	(20,880)
Repayments of other long-term debt	(18,933)	(29,053)
Repayment of 7⅞% senior subordinated notes	(10,561)	—
Repayment of term loans	(7,200)	(4,900)
Repayment of debt issuance costs	(5,297)	(5,906)
Purchase and retirement of common stock upon vesting of RSUs	(1,054)	(1,302)
Tax (liability) asset from stock – based compensation	(1,377)	67
Payment of refinancing fees, redemption, premiums and expenses	(130)	(8,045)
Proceeds from issuance of 10½% senior notes	175,000	—
Proceeds from issuance of other long-term debt	12,927	—
Proceeds from exercise of stock options	1,876	304
Proceeds from issuance of term loans	—	720,000
Proceeds from senior unsecured loan	—	175,000
Repayment of term loan B	—	(324,188)
Repayment of Cadmus revolving senior bank credit facility	—	(70,100)
Repayment of 9⅝% senior notes	—	(10,498)
Net cash (used in) provided by financing activities	(132,516)	496,199
Effect of exchange rate changes on cash and cash equivalents of continuing operations	(720)	206
Net (decrease) increase in cash and cash equivalents	(5,438)	5,324
Cash and cash equivalents at beginning of year	15,882	10,558
Cash and cash equivalents at end of year	$10,444	$15,882

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In addition to results presented in accordance with generally accepted accounting principles in the U.S.  (“GAAP”), included in this release are certain Non-GAAP financial measures, including Adjusted EBITDA, Non-GAAP income from continuing operations and Non-GAAP operating income.  These Non-GAAP financial measures are defined herein, and should be read in conjunction with GAAP financial measures. Non-GAAP income from operations excludes integration, acquisition and other charges, stock based compensation provision and restructuring, impairment and other charges. A reconciliation of operating income to Non-GAAP income from operations is presented in the attached tables.  These Non-GAAP financial measures are not presented as an alternative to cash flow from operations, as a measure of our liquidity or as an alternative to reported net income as an indicator of our operating performance.  The Non-GAAP financial measures as used herein may not be comparable to similarly titled measures reported by competitors.

We believe the use of Adjusted EBITDA, Non-GAAP income from continuing operations and non-GAAP operating income along with GAAP financial measures enhances the understanding of our operating results and may be useful to investors in comparing our operating performance with that of our competitors and estimating our enterprise value.  Adjusted EBITDA is also a useful tool in evaluating the core operating results of the Company given the significant variation that can result from, for example, the timing of capital expenditures, the amount of intangible assets recorded or the differences in assets’ lives.  We also use Adjusted EBITDA internally to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities.  The Non-GAAP financial measures included in this press release are reconciled to their most directly comparable GAAP financial measures in the tables included herein.

Cenveo, headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related product offerings.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop solutions from design through fulfillment.  With approximately 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.
___________________________

Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the general absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) the availability of the Internet and other electronic media affecting demand for our products; (11) our labor relations; (12) compliance with environmental rules and regulations; (13) dependence on key management personnel; and (14) general economic, business and labor conditions.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.